EXHIBIT 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

RICHARD D. GALLAGHER

Pursuant to the terms and conditions of the Haverty Furniture Companies, Inc. 2014 Long-Term Incentive Plan (the "Plan") and in conjunction with your Employee Agreement dated September 19, 2018 (the "Employee Agreement"), you have been granted a restricted stock unit award ("RSU") in the amount of 24,962 units.  Each RSU is equivalent to one share of common stock upon vesting.

Subject to your compliance with the terms of your Employee Agreement, your award will vest in accordance with the following schedule:

8,322 RSUs vest on September 30, 2018
8,320 RSUs vest on October 1, 2019
8,320 RSUs vest on October 1, 2020

Until vested, the units represented by this award are not entitled to receive cash dividends and do not have the right to vote. This award will vest immediately upon a change in control as defined in the Employee Agreement, or death or permanent and total disability as defined in Section 2 of the Plan.  Please consult the 2014 Long-Term Incentive Plan Prospectus for a complete understanding of Havertys' equity award program.

You agree as a condition of accepting this award that:

1.	You acknowledge receipt of this RSU award, which has been issued and is subject to all the terms and conditions of the Plan and your Employee Agreement.
2.	You further acknowledge receipt of a copy of the Plan Prospectus and agree to conform to all of the terms and conditions of the Plan.
3.
You acknowledge receipt of, and to have read, the Havertys Insider Trading Policy.  Further, you acknowledge you understand and agree to comply with the procedures and requirements outlined in this policy.

                            /s/ Richard D. Gallaher

Richard D. Gallagher